Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

NeuroSense Therapeutics Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
	Equity	Ordinary Shares, no par value per share	457(o)					—	—	—	—	—
	Other	Warrants	457(o)	—	—	—	$0.0001102	—	—	—	—	—
Fees to Be Paid	Other	Subscription Rights	457(o)	—	—	—	$0.0001102	—	—	—	—	—
	Debt	Debt Securities	457(o)	—	—	—	$0.0001102	—	—	—	—	—
	Other	Units(3)	457(o)	—	—	—	$0.0001102	—	—	—	—	—
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	—	—	$100,000,000	$0.0001102	$11,020	—	—	—	—

Carry Forward Securities

	Total Offering Amounts					$100,000,000
	Total Fees Previously Paid							$0
	Total Fee Offsets							$—
	Net Fee Due							$11,020

(1)	There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold by the registrant in primary offerings from time to time at indeterminate prices, with the maximum aggregate public offering price of all such securities not to exceed $100,000,000. The registrant is subject to the provisions of General Instruction I.B.5 of Form F-3, which provide that so long as the aggregate market value of the outstanding voting and non-voting common equity of the registrant held by non-affiliates is less than $75,000,000, then the aggregate market value of securities sold by or on behalf of the registrant on Form F-3, during the period of 12 calendar months immediately prior to, and including, such sale(s), is no more than one-third of the aggregate market value of the voting and non-voting common equity of the registrant held by non-affiliates as of a date within 60 days of such sale(s). Also includes such indeterminate number of securities of the registrant as may be issued upon exercise, conversion or exchange of these securities. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion or exchange of other securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(2)	The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee in accordance with Rule 457(o) under the Securities Act.

(3)	Each unit will represent an interest in two or more other securities registered hereunder, which may or may not be separable from one another.